Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

April 7, 2016

EnLink Midstream Partners, LP

2501 Cedar Springs

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and EnLink Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 5,000,000 additional common units representing limited partner interests of the Partnership (the “Common Units”) that may be issued pursuant to the Company’s Long-Term Incentive Plan (as amended to date, the “Plan”).  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Plan, (ii) the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to date, (iii) the Third Amended and Restated Limited Liability Company Agreement of the Company and the Certificate of Formation of the Company, each as amended to date, (iv) originals, or copies certified or otherwise identified, of partnership and limited liability company records of the Partnership and the Company, including minute books of the Company as furnished to us by the Company, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the Company, and (vi) statutes and other instruments and documents as we deemed necessary or advisable as a basis for the opinions hereinafter expressed.

In giving the opinion set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the Partnership and the Company and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that, when issued and delivered from time to time in accordance with the provisions of the Plan and otherwise in accordance with the terms and conditions of the applicable award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, the Common Units will be duly authorized by all necessary partnership action on the part of the Partnership,

EnLink Midstream Partners, LP	- 2 -	April 7, 2016

validly issued, fully  paid and nonassessable.

This opinion is limited to the original issuance of Common Units by the Partnership and does not cover Common Units delivered by the Partnership following the reacquisition of the same by the Partnership.

This opinion is limited in all respects to the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the federal laws of the United States of America, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.